As filed with the Securities and Exchange Commission on July 28, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AMERICAN EQUITY
INVESTMENT LIFE HOLDING COMPANY

(Exact name of registrant as specified in its charter)

IOWA	42-1447959
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5000 Westown Parkway, Suite 440

West Des Moines, Iowa  50266

 (Address of Principal Executive Offices)

1996 STOCK OPTION PLAN

2000 EMPLOYEE STOCK OPTION PLAN

2000 DIRECTOR STOCK OPTION PLAN

1997 MANAGEMENT SUBSCRIPTION RIGHTS PLAN

RESTATED AND AMENDED STOCK OPTION AND WARRANT AGREEMENT WITH DAVID J. NOBLE

(Full Title of the Plans)

David J. Noble

Chairman, Chief Executive Officer, President and Treasurer

American Equity Investment Life Holding Company

5000 Westown Parkway, Suite 440

West Des Moines, Iowa 50266

Telephone: (515) 221-0002

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

William R. Kunkel

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, Illinois 60606

(312) 407-0700

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Common stock, par value $1.00 per share	1,001,870	(2)	$5.50	$5,510,285	(3)	$649
Common stock, par value $1.00 per share	1,149,292	(4)	$10.11	$11,619,342	(5)	$1,368
Common stock, par value $1.00 per share	650,708	(6)	$11.24	$7,313,958	(7)	$861
Common stock, par value $1.00 per share	18,000	(8)	$10.26	$184,680	(9)	$22
Common stock, par value $1.00 per share	207,000	(10)	$11.24	$2,326,680	(11)	$274
Common stock, par value $1.00 per share	2,151,375	(12)	$5.33	$11,466,829	(13)	$1,350
Common stock, par value $1.00 per share	960,000	(14)	$4.83	$4,636,800	(15)	$546

(1)   Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares that may become issuable under the plans by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)   Represents the number of shares of common stock issuable upon exercise of outstanding options under the 1996 Stock Option Plan.

(3)   Computed in accordance with Rule 457(h) under the Securities Act, such computation is based on the weighted average exercise price of $5.50 per share covering    1,001,870 outstanding options.

(4)   Represents the number of shares of common stock issuable upon exercise of outstanding options under the 2000 Employee Stock Option Plan.

(5)   Computed in accordance with Rule 457(h) under the Securities Act, such computation is based on the weighted average exercise price of $10.11 per share covering 1,149,292 outstanding options.

(6)   Represents the number of shares of common stock issuable upon exercise of options reserved for issuance under the 2000 Employee Stock Option Plan.

(7)   Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act by averaging the high and low sales prices per share of AEL common stock as reported by the NYSE on July 27, 2005.

(8)   Represents the number of shares of common stock issuable upon exercise of outstanding options under the 2000 Director Stock Option Plan.

(9)   Computed in accordance with Rule 457(h) under the Securities Act, such computation is based on the weighted average exercise price of $10.26 per share covering 18,000 outstanding options.

(10) Represents the number of shares of common stock issuable upon exercise of options reserved for issuance under the 2000 Director Stock Option Plan.

(11) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act by averaging the high and low sales prices per share of AEL common stock as reported by the NYSE on July 27, 2005.

(12) Represents the number of shares of common stock issuable upon exercise of outstanding management subscription rights under the 1997 Management Subscription Rights Plan.  Excludes 6,000 shares of common stock issued from previously exercised management subscription rights which are not available for reissuance under the 1997 Management Subscription Rights Plan.

(13) Computed in accordance with Rule 457(h) under the Securities Act, such computation is based on the weighted average exercise price of $5.33 per share covering    2,151,375 outstanding management subscription rights.

(14) Represents the number of shares of common stock issuable upon exercise of outstanding options under the Restated and Amended Stock Option and Warrant Agreement with David J. Noble.

(15) Computed in accordance with Rule 457(h) under the Securities Act, such computation is based on the weighted average exercise price of $4.83 per share covering    960,000 outstanding options.

INTRODUCTION

This registration statement on Form S-8 is filed by American Equity Investment Life Holding Company, an Iowa corporation (the “Company”), relating to 6,138,245 shares  of  its  common  stock,  par  value $1.00  per  share (“Common Stock”), issuable to eligible employees and directors of the Company or its subsidiaries under the 1996 Stock Option Plan, the 2000 Employee Stock Option Plan, the 2000 Director Stock Option Plan, the 1997 Management Subscription Rights Plan and the Restated and Amended Stock Option and Warrant Agreement with David J. Noble.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Company with the Commission are incorporated herein by reference.

(a)   The Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 14, 2005, and the amendment thereto on Form 10-K/A, filed on March 28, 2005.

(b)   The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005

(c)   The Company’s Current Reports on Form 8-K filed on April 6, 2005, April 29, 2005, May 19, 2005, June 15, 2005, June 16, 2005 and July 19, 2005.

(d)   The description of the Common Stock which is contained in a registration statement on Form 8-A filed on November 26, 2003 (File No. 001-31911) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In the first quarter of 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. FIN 46(R)-5 (“FSP FIN 46(R)-5”), “Implicit Variable Interests under FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities.  As permitted by the FSP, the Company has applied FSP FIN 46(R)-5 retroactive to January 1, 2003, the date of the Company’s original adoption of FIN 46, and, accordingly, the financial statements for the three months ended March 31, 2004 and the balance sheet as of December 31, 2004 presented in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 as incorporated above have been restated.  The financial statements included in the Company’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2004 incorporated above have not been restated for the application of this FSP.  The retroactive adoption of FSP FIN 46(R)-5 reduced net income for the year ended December 31, 2004 from $45,284,000, as reported in the Company’s Annual Report on Form 10-K and Form 10-K/A incorporated above, to $29,323,000, primarily due to an increase in tax expense.  There was no effect to net income for the year ended December 31,2003.  The primary impact on the consolidated balance sheet as of December 31, 2004 was a reduction of the deferred income tax asset, receivables from related parties, amounts due to related party under General Agency Commission and Servicing Agreement, and retained earnings of $14.4 million, $16.6 million, $35.8 million and $16.0 million, respectively, and an increase in notes payable of $23.4 million.  The primary impact on the consolidated balance sheet as of December 31, 2003 was a reduction of receivables from related parties and amounts due to related party under General Agency Commission and Servicing Agreement of $27.9 million and $40.6 million, respectively, and an increase in notes payable of $9.9 million.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement.  Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Wendy L. Carlson, Chief Financial Officer and General Counsel of the Company. As of July 15, 2005, Ms. Carlson beneficially owned 18,125 shares of Common Stock of the Company and held options and management subscription rights to purchase 257,500 shares of Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 490.202 of the Iowa Business Corporation Act, or the IBCA, provides that a corporation’s articles of incorporation may contain a provision permitting or making obligatory indemnification of a director for liability to any person for any action taken, or any failure to take any action, as a director, except liability for (1) receipt of a financial benefit by a director to which the director is not entitled; (2) an intentional infliction of harm on the corporation or its shareholders; (3) a violation of Section 490.833 of the IBCA, which relates to liability for unlawful distributions; and (4) an intentional violation of criminal law. Further, Section 490.851 of the IBCA provides that a corporation may indemnify a director who is a party to a proceeding because the individual is a director against liability incurred in the proceeding if the director meets the following ‘‘standard of conduct’’: (1) the director acted in good faith; (2) the director reasonably believed that his conduct was in the best interests of the corporation if the director was acting in his official capacity, and in all other cases, the director reasonably believed that his conduct was not opposed to the best interests of the corporation; and (3) in any criminal proceeding, the director had no reasonable cause to believe that his conduct was unlawful, or the director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of a corporation’s articles of incorporation.

The indemnity provisions of Section 490.851 of the IBCA do not apply (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct described above; or (2) in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis that the director received a benefit to which the director was not entitled, whether or not involving action in the director’s official capacity. In addition, Section 490.852 of the IBCA provides mandatory indemnification for a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. A director who is a party to a proceeding because he is a director may also apply for court-ordered indemnification and advance of expenses under Section 490.854 of the IBCA.

Section 490.853 of the IBCA provides that a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director if the director delivers the following to the corporation: (1) a written affirmation that the director has met the standard of conduct described above or that the proceeding involved conduct for which liability has been eliminated under the corporation’s articles of incorporation; and (2) the director’s written undertaking to repay any funds advanced if the director is not entitled to mandatory indemnification under Section 490.852 of the IBCA and it is ultimately determined that the director has not met the standard of conduct described above.

Under Section 490.856 of the IBCA, a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer to the same extent as a director. In addition, if the person is an officer but not a director, further indemnification may be provided by the corporation’s articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for liability in connection with (1) a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; and (2) conduct that constitutes receipt by the officer of a financial benefit to which the officer is not entitled, an intentional infliction of harm on the corporation or the shareholders, or an intentional violation of criminal law. Such indemnification is also available to an officer who is also a director if the basis on which the officer is made a party to a proceeding is an act or omission solely as an officer.

An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 490.852 of the IBCA, and may apply to a court under Section 490.854 of the IBCA for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

The Company’s amended articles of incorporation provide that its directors will not be liable to it or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) intentional infliction of harm on it or its shareholders; (3) a violation of Section 490.833 of the IBCA, which relates to liability for unlawful distributions; and (4) an intentional violation of criminal law. The Company’s amended articles of incorporation also provide that each of its current and former directors who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the Company or is or was serving at the Company’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law, except liability for (1) a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the Company or its shareholders; (3) an unlawful distribution to shareholders; and (4) an intentional violation of criminal law. In addition to such indemnification, any such director and any officer are entitled to have any expenses reasonably incurred in defending any such proceeding or any similar proceeding against any officer in advance of its final disposition paid directly by the Company to the fullest extent permitted by applicable law.

The Company’s amended and restated bylaws provide indemnification to its directors on the same terms as the indemnification provided in its articles of incorporation. The Company’s amended and restated bylaws also provide for advances of expenses to its directors and officers on the same terms as provided in its articles of incorporation. The indemnification provisions of the Company’s amended and restated bylaws are not exclusive of any other right which any person seeking indemnification may have or acquire under any statute, the Company’s articles of incorporation or any agreement, vote of stockholders or disinterested directors or otherwise.

Section 490.857 of the IBCA provides that a corporation may purchase and maintain insurance on behalf of a person who is a director or officer of a corporation, or who, while a director or officer of a corporation, serves at the corporation’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other entity, against liability asserted against or incurred by that person in that capacity or arising from that person’s status as a director or officer, whether or not the corporation would have the power to indemnify or advance expenses to that person against the same liability under the IBCA. As permitted by and in accordance with Section 490.857 of the IBCA, the Company maintains insurance coverage for its officers and directors as well as insurance coverage to reimburse it for potential costs for indemnification of directors and officers.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS.

Exhibit No.	Description

4.1

Articles of Incorporation, including Articles of Amendment (incorporated by reference to the Registration Statement on Form 10 dated April 29, 1999, Post-Effective Amendment No. 1 to the Registration Statement on Form 10 dated July 20, 1999 and Form 10-Q for the period ended June 30, 2000).

4.2

Articles of Amendment to Articles of Incorporation filed on September 23, 2003 (incorporated by reference to the Registration Statement on Form S-1 dated September 15, 2003, including all pre-effective amendments thereto)

4.3	Amended and Restated Bylaws (incorporated by reference to the Form 10-K for the period ended December 31, 1999)

5	Opinion of Wendy L. Carlson

10.1	1996 Stock Option Plan (incorporated by reference to the Registration Statement on Form 10 dated April 29, 1999)

10.2	2000 Employee Stock Option Plan (incorporated by reference to Form 10-Q for the period ended June 30, 2000)

10.3	2000 Director Stock Option Plan (incorporated by reference to Form 10-Q for the period ended June 30, 2000)

10.4	1997 Management Subscription Rights Plan

10.5	Restated and Amended Stock Option and Warrant Agreement with David J. Noble (incorporated by reference to the Registration Statement on Form 10 dated April 29, 1999)

23.1	Consent of Ernst & Young LLP

23.2	Consent of Wendy L. Carlson (included in Exhibit 5)

24	Power of Attorney (included on signature page)

ITEM 9.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a)   (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth on the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Des Moines, State of Iowa, on July 28, 2005.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By:	/s/ David J. Noble
David J. Noble
President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints David J. Noble and Wendy L. Carlson, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in their capacities on July 28, 2005.

Signature	Title

/s/ David J. Noble	Chairman of the Board and President (Principal
David J. Noble	Executive Officer)

/s/ Wendy L. Carlson	Chief Financial Officer and General Counsel
Wendy L. Carlson	(Principal Financial Officer)

/s/ Ted M. Johnson	Vice President—Accounting (Principal Accounting
Ted M. Johnson	Officer)

Director
John C. Anderson

Director
James M. Gerlach

Signature	Title

/s/ Robert L. Hilton	Director
Robert L. Hilton

/s/ Robert L. Howe	Director
Robert L. Howe

/s/ John M. Matovina	Director
John M. Matovina

/s/ Ben T. Morris	Director
Ben T. Morris

Director
David S. Mulcahy

/s/ A.J. Strickland, III	Director
A. J. Strickland, III

/s/ Harley A. Whitfield	Director
Harley A. Whitfield

Director
Kevin R. Wingert

INDEX TO EXHIBITS

Exhibit No.	Description

4.1

Articles of Incorporation, including Articles of Amendment (incorporated by reference to the Registration Statement on Form 10 dated April 29, 1999, Post-Effective Amendment No. 1 to the Registration Statement on Form 10 dated July 20, 1999 and Form 10-Q for the period ended June 30, 2000).

4.2

Articles of Amendment to Articles of Incorporation filed on September 23, 2003 (incorporated by reference to the Registration Statement on Form S-1 dated September 15, 2003, including all pre-effective amendments thereto)

4.3	Amended and Restated Bylaws (incorporated by reference to the Form 10-K for the period ended December 31, 1999)

5	Opinion of Wendy L. Carlson

10.1	1996 Stock Option Plan (incorporated by reference to the Registration Statement on Form 10 dated April 29, 1999)

10.2	2000 Employee Stock Option Plan (incorporated by reference to Form 10-Q for the period ended June 30, 2000)

10.3	2000 Director Stock Option Plan (incorporated by reference to Form 10-Q for the period ended June 30, 2000)

10.4	1997 Management Subscription Rights Plan

10.5	Restated and Amended Stock Option and Warrant Agreement with David J. Noble (incorporated by reference to the Registration Statement on Form 10 dated April 29, 1999)

23.1	Consent of Ernst & Young LLP

23.2	Consent of Wendy L. Carlson (included in Exhibit 5)

24	Power of Attorney (included on signature page)